Exhibit 99.1

December 6, 2024

COMPANY CONTACT:

FutureFuel Corp.

Roeland Polet

(314)854-8352

www.futurefuelcorporation.com

FutureFuel Corp. Declares Quarterly Cash Dividend Program for 2025

CLAYTON, Mo. (December 6, 2024) – FutureFuel Corp. (NYSE: FF) ("FutureFuel”), a manufacturer of custom and performance chemicals and biofuels, today announced that it has declared its 2025 quarterly dividend program, declaring normal quarterly cash dividends of U.S. $0.06 per share, with the following record and payment dates:

Record Dates	Payment Dates
March 4, 2025	March 18, 2025
June 4, 2025	June 18, 2025
September 4, 2025	September 18, 2025
December 4, 2025	December 18, 2025

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products, specialty chemical products, and biofuel products. In its chemicals business, FutureFuel manufactures specialty chemicals for specific customers ("custom chemicals”), as well as multi-customer specialty chemicals ("performance chemicals”). FutureFuel's custom chemicals product portfolio includes proprietary intermediates for major chemical companies and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company. FutureFuel’s performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications. FutureFuel’s biofuels segment primarily produces and sells biodiesel. Please visit www.futurefuelcorporation.com for more information.

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